Trunkbow Announces Second Quarter 2013 Unaudited Financial Results

Conference Call Scheduled for August 22, 2013 at 8:00 a.m. EDT

BEIJING, August 21, 2013 -- Trunkbow International Holdings Limited (NASDAQ: TBOW) ("Trunkbow" or the "Company"), a leading provider of Mobile Payment Solutions ("MPS") and Mobile Value Added Services ("MVAS") in the PRC, today announced unaudited financial results for the second quarter ended June 30, 2013.

Second Quarter 2013 Financial Highlights

•	Gross revenues were $6.3 million, compared with $6.0 million in the second quarter of 2012.

•	MPS gross revenues for the quarter were $3.2 million, compared with $1.1 million in the second quarter of 2012.

•	MVAS gross revenues declined to $3.2 million, compared with $4.8 million a year ago.

•	Gross profit for the quarter was $3.0 million, compared with $5.1 million in the second quarter of 2012.

•	Second quarter 2013 gross margin was 48.7%.

Second	Quarter 2013 and Recent Business Highlights

•	Signed 28 new merchants for implementation of the Trunkbow-UnionPay mobile applet system in the second quarter, increasing the total merchant base to 178.

•	The Company estimates approximately 20 mobile apps incorporating the technology are currently available to iOS and Android smartphone users, with approximately 158 others in development.

•	Continued the construction and began management and operation of a cloud data center in Guangzhou. The Company expects to begin offering hosted services through this data center in late 2013.

•	Continued the construction of a second cloud data center, located in Shanghai. The Company expects to begin offering hosted services through this data center in 2014.

To date, no decisions have been made with respect to the Company’s response to the going-private proposal previously announced on November 2, 2012. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that this or any other transaction will be approved or consummated. The Company will provide relevant updates with respect to the going-private transaction or any other transaction as appropriate.

Second Quarter 2013 Results

Gross revenue in the second quarter of 2013 was $6.3 million, compared with gross revenue of $6.0 million in the same period a year ago. The increase in gross revenue was primarily attributable to revenue from the Company’s mobile payment systems. Revenue from MVAS declined to $3.2 million, from $4.8 million for the second quarter of 2012, primarily as a result of a reduction in sales of the Company’s mobile newspaper, business operator and SMS/phone-call management offerings. Revenue from the Company’s MPS offerings totaled $3.2 million, compared with $1.1 million in the second quarter of 2012. The increase in MPS revenue was attributable to a sizeable order for the Company’s hardware-based MPS systems.

Cost of revenue in the second quarter of 2013 was $3.2 million, compared with $0.7 million in the same period of 2012. The increase in cost of revenue was primarily attributed to the MPS hardware sale.

Gross profit in the second quarter of 2013 totaled $3.0 million, compared with $5.1 million in the second quarter of 2012. As a percentage of net revenue, gross margin was 48.7% in the second quarter of 2013, compared with 87.5% in the year-ago period. The year-over-year decline in gross margin was attributable to a significant increase in the proportion of revenue from the sale of MPS hardware.

Operating expenses in the second quarter of 2013 were $4.2 million, compared with $4.0 million in the second quarter of 2012. The increase in operating expenses was primarily attributable to an increase in allowance for doubtful debts of $0.6 million and an increase in write-off of intangible assets of $0.3 million, partially offset by reductions in business entertainment, advertising and promotion expenses as a result of cost control measures implemented earlier in the year.

Operating loss in the second quarter of 2013 was $(1.2) million, compared with operating income of $1.1 million reported in the same period last year. The decrease in operating income was primarily caused by the decrease in gross profit.

Net loss attributable to Trunkbow was $(1.4) million in the second quarter of 2013, compared with net income of $2.3 million in the second quarter of 2012. Loss per basic and diluted share in the second quarter of 2013 was $(0.04), based on basic and diluted shares outstanding of 36.8 million. This compares with earnings per basic and diluted share of $0.06, based on basic and diluted shares outstanding of 36.8 million in the year-ago period.

Balance Sheet and Cash Flow

As of June 30, 2013, the Company had $0.2 million in cash and cash equivalents, compared with $0.8 million as of December 31, 2012. As of June 30, 2013, the Company had working capital of $57.5 million and total shareholders' equity of $94.4 million. Accounts receivable on June 30, 2013 totaled approximately $46.5 million. As of August 21, 2013, the Company had collected approximately $2.9 million of these outstanding receivables.

Nasdaq Notice of Non-compliance

The Company also announced that on August 20, 2013, it received a letter (the "Letter") from NASDAQ Stock Market LLC ("NASDAQ") indicating that it was not in compliance with continued listing requirements under NASDAQ Listing Rule 5250(c)(1). The Letter was issued following the Company’s failure to timely file its quarterly report on Form 10-Q for the quarter ended June 30, 2013 with the U.S. Securities and Exchange Commission. The Company believes that with the filing of its quarterly report on Form 10-Q for the three months ended June 30, 2013, it has regained compliance with the continued listing requirements under Rule 5250(c)(1).

Conference Call

The Company will host a conference call to discuss financial results for the second quarter ended June 30, 2013 on August 22, 2013 at 8:00 a.m. EDT. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: +1 (866) 586-2813. International callers should dial +61 2 8524 6650. The passcode required is 36183805.

If you are unable to participate in the call at this time, a replay will be available for 14 days starting on August 22, 2013. To access the replay, please dial +1 (646) 254-3697, international callers dial +61 (2) 8199-0299, and enter the passcode 36183805.

About Trunkbow

Trunkbow International Holdings (NASDAQ: TBOW) is a leading provider of Mobile Payment Solutions ("MPS") and Mobile Value Added Solutions ("MVAS") in PRC. Trunkbow's solutions enable the telecom operators to offer their subscribers access to unique mobile applications, innovative tools, value-added services that create a superior mobile experience, and as a result generate higher average revenue per user and reduce subscriber churn. Since its inception in 2001, Trunkbow has established a proven track record of innovation, and has developed a significant market presence in both the Mobile Value Added and Mobile Payment solutions markets. Trunkbow supplies its mobile payment solutions to all three Chinese mobile telecom operators, as well as re-sellers, in several provinces of China. For more information, please visit www.trunkbow.com.

Safe Harbor Statement

This press release contains forward-looking statements that reflect the Company's current expectations and views of future events that involve known and unknown risks, uncertainties and other factors that may cause its actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  Such forward looking statements involve known and unknown risks and uncertainties, including but not limited to uncertainties relating to the Company's relationship with China's major telecom carriers and its resellers, status of its pending “go-private” transaction, competition from domestic and international companies, changes in technology, contributions from revenue sharing plans and general economic conditions. The Company has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs. The results the Company is providing today are preliminary and unaudited and are subject to the conclusion of the audit of our financial statements, and could differ materially from the results disclosed today. Information regarding these risks, uncertainties and other factors is included in the Company's annual report on Form 10-K and other filings with the SEC.

Contact Information
In China:	In the U.S.
Trunkbow International Holdings Limited	The Piacente Group
Ms. Alice Ye, Chief Financial Officer	Mr. Lee Roth
Phone: +86 (10) 8571-2518 (Beijing)	Phone: + (1) 212-481-2050 (New York)
Email: ir@trunkbow.com	E-mail:trunkbow@tpg-ir.com

- FINANCIAL TABLES FOLLOW –

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2013	2012
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$214,444	$783,074
Accounts receivable, net	46,529,982	46,240,651
Advances to suppliers, net	9,866,494	12,478,788
Prepayments	291,814	496,372
Other current assets	14,695,277	14,505,045
Due from directors	0	9,350
Inventories	9,036,684	5,506,740
Assets held for sale	3,896,919	3,817,913
Deferred tax asset	1,211,521	942,028
Total current assets	85,743,135	84,779,961
Property and equipment, net	31,110,579	30,425,160
Land use right, net	5,890,742	5,831,641
Intangible assets, net	1,185,893	271,894
Long-term prepayment	299,315	368,985
TOTAL ASSETS	$124,229,664	$121,677,641
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,745,468	$2,655,395
Accrued expenses and other current liabilities	5,522,911	3,983,227
Short-term loans	13,197,560	11,175,196
Due to directors	1,071,312	106,141
Taxes payable	5,714,337	6,857,978
Total current liabilities	28,251,588	24,777,937
Deferred revenue	1,537,043	1,505,881
Total liabilities	29,788,631	26,283,818
COMMITMENTS AND CONTINGENCIES
Stockholders’ equity
Preferred Stock: par value $0.001, authorized 10,000,000 shares, none issued and outstanding at June 30, 2013 and December 31, 2012, respectively	0	0
Common Stock: par value $0.001, authorized 190,000,000 shares, 36,807,075 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	36,807	36,807
Additional paid-in capital	39,671,966	39,671,966
Appropriated retained earnings	6,461,938	6,461,938
Unappropriated retained earnings	42,862,159	45,713,187
Accumulated other comprehensive income	5,408,163	3,509,925
Total stockholders’ equity	94,441,033	95,393,823
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$124,229,664	$121,677,641

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$6,313,980	$5,970,028	$7,396,980	$12,768,241
Less: Business tax and surcharges	133,230	121,442	173,080	237,993
Net revenues	6,180,750	5,848,586	7,223,900	12,530,248
Cost of revenues	3,173,506	730,993	3,980,803	2,070,329
Gross profit	3,007,244	5,117,593	3,243,097	10,459,919
Operating expenses
Selling and distribution expenses	335,495	848,355	991,555	1,873,377
General and administrative expenses	3,371,035	2,650,377	4,699,350	3,811,048
Research and development expenses	523,534	508,055	931,789	1,058,917
	4,230,064	4,006,787	6,622,694	6,743,342
(Loss) income from operations	(1,222,820)	1,110,806	(3,379,597)	3,716,577
Other income (expenses)
Interest income	940	59,939	2,641	115,571
Interest expense	(392,585)	(257,125)	(616,266)	(436,134)
Refund of value-added tax	50,326	1,543,168	767,543	1,543,168
Government grants	1,762	82,322	81,394	121,949
Other income	21,933	39,699	21,933	55,550
Other expenses	(449)	(1,580)	(39,898)	(12,391)
	(318,073)	1,466,423	217,347	1,387,713
(Loss) income before income tax expense	(1,540,893)	2,577,229	(3,162,250)	5,104,290
Income tax (benefit) expense	(142,306)	268,133	(311,222)	588,705
Net (loss) income	(1,398,587)	2,309,096	(2,851,028)	4,515,585
Foreign currency translation fluctuation	1,414,305	63,853	1,898,238	523,305
Comprehensive (loss) income	$15,718	$2,372,949	$(952,790)	$5,038,890
Weighted average number of common shares outstanding
Basic	36,807,075	36,807,075	36,807,075	36,807,075
Diluted	36,807,075	36,807,075	36,807,075	36,817,330
Net (loss) income per share
Basic	$(0.04)	$0.06	$(0.08)	$0.12
Diluted	$(0.04)	$0.06	$(0.08)	$0.12

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2013	2012
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net (loss) income	$(2,851,028)	$4,515,585
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	546,300	424,579
Provision for doubtful debts	2,000,000	1,409,544
Write-off of intangible assets	251,651	0
Deferred taxes	(250,000)	(176,193)
Changes in operating assets and liabilities:
Accounts receivable	(1,319,007)	(517,391)
Advances to suppliers	1,624,332	(4,710,326)
Prepayments	212,662	(2,064,673)
Other current assets	2,303,031	(1,781,594)
Due from directors	9,447	704,615
Inventories	(3,381,523)	(3,695,227)
Long-term prepayment	76,525	2,020,458
Accounts payable	34,769	(1,061,293)
Accrued expenses and other current liabilities	351,908	245,133
Amounts due to directors	953,257	(3,022)
Taxes payable	(1,272,584)	(2,014,109)
Deferred revenue	0	1,504,569
Net cash flows used in operating activities	(710,260)	(5,199,345)
Cash flows from investing activities
Acquisition of property and equipment and intangible assets	(474,231)	(4,470,890)
Collection on loans to third parties	1,201,211	0
Payment on loans to third parties	(3,395,423)	(2,415,229)
Cash advance received from sale of property	1,233,243	0
Net cash flows used in investing activities	(1,435,200)	(6,886,119)
Cash flows from financing activities
Proceeds from bank loans	8,240,332	7,715,760
Repayment of bank loan	(6,467,293)	0
Proceeds from loans from third parties	1,953,970	0
Repayment of loans from third parties	(2,096,569)	0
Net cash flows provided by financing activities	1,630,440	7,715,760
Effect of exchange rate fluctuation on cash and cash equivalents	(53,610)	(7,933)
Net decrease in cash and cash equivalents	(568,630)	(4,377,637)
Cash and cash equivalents – beginning of the year	783,074	6,139,589
Cash and cash equivalents – end of the period	$214,444	$1,761,952
Supplemental disclosure of cash flow information
Cash paid for interest	$625,336	$436,134
Cash paid for income taxes	$705,165	$1,718,131